AMENDMENT TO PURCHASE AND SALE AGREEMENT
                    ----------------------------------------
                    BETWEEN HI-PRO PRODUCTION, LLC, AS SELLER
                    -----------------------------------------
                    AND ROCKY MOUNTAIN, GAS, INC., AS BUYER
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                            DATED DECEMBER 18, 2003
                            -----------------------

     THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT BETWEEN HI-PRO PRODUCTION, LLC, AS SELLER, AND ROCKY MOUNTAIN GAS, INC., AS BUYER is dated effective this 30th day of December, 2003.

     WITNESSETH,  that

     WHEREAS, the Parties entered into that certain Agreement for Purchase and Sale dated December 18, 2003, and wish to amend the same; and

     WHEREAS, in light of gas quality issues, as well as the likelihood for additional gathering, compression and transmission costs related to Hi-Pro's properties, the parties desire to enter into this Amendment.

     NOW,  THEREFORE,  it  is  agreed  by  and  between  the Parties as follows:

     1. Paragraph 2.1 of the Agreement for Purchase and Sale stating the basic amount of the Purchase Price, shall be amended in its entirety to state as follows:

                    The Purchase Price for the Gas Properties, subject to adjustment as provided in Section 2.2, shall be $7 million (the "Purchase Price"), of which the Buyer has made a down payment of $375,000 into escrow in accordance with Section 2.1.1, leaving a remaining Purchase Price to be paid at Closing of $6,625,000, consisting of 100,000 common shares of U.S. Energy Corp., 233,333 shares of unregistered stock in Buyer and cash in the sum of $5,625,000. The remaining Purchase Price as adjusted pursuant to Section 2.2 is referred to in this Agreement as the "Adjusted Purchase Price".

     2. Paragraph 2.1.2 "Conversion of Seller's Common Stock" shall be amended to state as follows:

                    The 233,333 shares of Buyer's common stock shall be convertible, after November 1, 2004, and for a period of two
                    (2) years thereafter, in whole or in part, at the option of Seller, into shares of common stock of U.S. Energy Corp. valued at $700,000 for the entire 233,333 shares of Buyer using the ten-day's average closing price of U.S. Energy Corp. shares prior to such election. At the election of U.S. Energy Corp., it may pay Seller cash for such shares as to which Seller has elected to convert to U.S. Energy Corp. shares. Seller's right to convert shares of Buyer to U.S. Energy Corp. shares shall be limited to conversions valued at $50,000, or more, of U.S. Energy Corp. shares in any single transaction.

     3. There shall be added a new Paragraph 2.1.3 entitled "Registration of U.S. Energy Shares", as follows:

                    U.S. Energy Corp. shall file a registration statement for the 100,000 shares of U.S. Energy Corp. common stock in order that the Buyer may, at its option, sell the same in the public market, within ninety (90) days after the Closing, at the sole cost and expense of U.S. Energy Corp.

     4.  There  shall  be  added  a  new  Paragraph 9.2 "Extension", as follows:

                    Notwithstanding anything herein to the contrary, the Closing may, at the option of the Buyer, be extended to February 6, 2004, provided, however, that on or before January 30, 2004, Buyer shall give Seller written notice thereof and shall pay to Seller the sum of $75,000 as a non-refundable fee for extension of the Closing date, such sum not to be a credit against the Purchase Price.

     5. Except as amended by this Agreement, the Parties re-affirm their Agreement for Purchase and Sale dated December 18, 2003.

     6. This Agreement may be signed in counterpart and exchanged via facsimile.

     DATED  this  30th  day  of  December,  2003.



SELLER:                                     HI-PRO  PRODUCTION,  LLC


                                            BY: /s/ Steven R. Youngbauer
                                            STEVEN  R.  YOUNGBAUER  -  PRESIDENT



BUYER:                                      ROCKY  MOUNTAIN  GAS,  INC.


                                            BY: /s/ Mark Larsen
                                            MARK  LARSEN  -  PRESIDENT




                                            U.S.  ENERGY  CORP.


                                            BY: /s/ Keith Larsen
                                            KEITH  LARSEN  -  PRESIDENT